Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in Xtant Medical Holdings, Inc.’s Registration Statements on Form S-3 (File Nos. 333-255074, 333-255988 and 333-267817), Form S-1 (File Nos. 333-224940 and 333-251515) and on Form S-8 (File Nos. 333-172891, 333-187563, 333-191248, 333-212510, 333-226588, 333-234595, 333-249762 and 333-268052)  of our report dated May 16, 2023 with respect to the abbreviated financial statements of Surgalign SPV, Inc., which report appears in the Form 8-K/A of Xtant Medical Holdings, Inc. filed May 16, 2023.

/s/ Plante & Moran, PLLC

May 16, 2023

Denver, Colorado